Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Plan Administrator of Colgate-Palmolive Company Employees Savings and Investment Plan:

We consent to incorporation by reference in Registration Statements No. 33-34952, 33-64753 and 333-132038 on Form S-8 of Colgate-Palmolive Company of our report dated June 24, 2006, relating to the net assets available for benefits of Colgate-Palmolive Company Employees Savings and Investment Plan as of December 31, 2005, which report appears in the December 31, 2006 annual report on Form 11-K of the Colgate-Palmolive Company Employees Savings and Investment Plan.

/s/ Mitchell & Titus LLP

New York, New York

June 29, 2007